CUSIP No. 374297 10 9	13G	Page 11 of 11 Pages
Exhibit 99.1
JOINT FILING AGREEMENT
     The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of Common Stock and Series A Participating Convertible Redeemable Preferred Stock of Getty Realty Corp. dated as of February 28, 2002, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(c) under the Securities Exchange Act of 1934.

Date: February 28, 2002	/s/ Howard B. Safenowitz

Howard B. Safenowitz

Date: February 28, 2002	SAFENOWITZ FAMILY CORP., a California corporation

/s/ Howard B. Safenowitz

By: Howard B. Safenowitz Its: President

Date: February 28, 2002	THE SAFENOWITZ PARTNERS, LP, a California limited partnership

By: SAFENOWITZ FAMILY CORP.,
a California corporation, its general partner

/s/ Howard B. Safenowitz

By: Howard B. Safenowitz Its: President